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                                                                EXHIBIT 99.1

                             LASER SCIENCE, INC.

                          Action by Written Consent
                             of the Stockholders


                              December __, 1996

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        The undersigned shareholders of Laser Science, Inc., a Delaware corporation (the "Corporation"), do hereby consent in writing, pursuant to

Section 228 of the Delaware General Corporation Law, to the following actions taken without a meeting, which shall have the same force and effect as if adopted at a duly called and held meeting of the Corporation's shareholders at which a quorum was present and acting throughout:

RESOLVED:       That the shareholders of the Corporation hereby adopt and
                approve the Agreement and Plan of Merger dated as of November
                __, 1996 (the "Merger Agreement"), among the Corporation, Thermo
                Optek Corporation, a Delaware corporation ("Thermo"), and LSI
                Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Thermo ("Acquisition"), pursuant to which (i)
                Acquisition shall be merged with and into the Corporation, (ii) each share of LSI Capital Stock shall be exchanged for ______ share of Thermo common stock and (iii) the Corporation shall become a subsidiary of Thermo (such transactions collectively, the "Merger"); and further

RESOLVED:       That, pursuant to the Merger Agreement, the shareholders
                of the Corporation hereby agree to indemnify Thermo, Acquisition, the Surviving Corporation and their affiliates against certain damages which such parties may incur as a result of the Merger as provided in the Merger Agreement, and to execute an Indemnification and Stock Escrow Agreement in the form attached as Exhibit A to the Merger Agreement and previously delivered to the Corporation's shareholders together with the Information Statement/Prospectus; and further

RESOLVED:       That, in furtherance of the transactions contemplated by the
                Merger Agreement, the shareholders of the Corporation hereby adopt and approve the amendment to the Corporation's 1993
                Stock Option Plan attached hereto as Annex A.

        This written consent shall be effective on and as of the date first above written and shall be filed with the records of the meetings of the shareholders of the Corporation. This written consent may be executed in several identical counterparts, each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument. Terms used herein and not defined shall have the meanings given such terms in the Merger Agreement. Each stockholder, by executing this written consent, confirms receipt of the Information

Statement/Prospectus and such stockholder's full review of the information contained therein.


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Shares of Common Stock held:                 [signature of stockholder]
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Shares of Preferred Stock held:              Name:
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                                             Address: